UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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MACK-CALI REALTY CORPORATION
(Name of Registrant as Specified in Its Charter)

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On March 16, 2020, Mack-Cali Realty Corporation (the “Company”) issued the following press release:

Mack-Cali Reiterates Commitment to Maximizing Stockholder Value

and Corrects the Record on Bow Street’s False Statements

Details the Board’s Comprehensive Review of Strategic Alternatives

Highlights the False and Misleading Claims Included in Bow Street’s

March 12, 2020 Letter to Stockholders

Believes Bow Street’s True Motive Remains to Force a Fire Sale of

the Company’s High-Quality Assets at Any Price

JERSEY CITY, N.J. – March 16, 2020 – Mack-Cali Realty Corporation (NYSE: CLI) (the "Company" or "Mack-Cali") today detailed the steps that the Mack-Cali Board and management team are taking to achieve their goal of maximizing stockholder value and set the record straight regarding false and misleading statements contained in the Bow Street LLC (“Bow Street”) March 12, 2020 letter to stockholders.

Bow Street’s letter to stockholders indicates that, as in the course of its 2019 proxy contest, Bow Street again intends to engage in a campaign based on deception, falsehoods and other dishonest tactics to advance its self-serving agenda. In its letter, Bow Street made numerous false and misleading statements, including outright lies, about the Company, its Board of Directors and management team in an attempt to conceal the true objective of its proxy contest – Bow Street’s desire to acquire control of the Mack-Cali Board in order to force a sale of the Company at any price. Such a “fire sale” would allow Bow Street to exit its investment in the Company and satisfy its own liquidity needs, but would be detrimental to all other Mack-Cali stockholders.

Mack-Cali Has Conducted a Comprehensive Review of the Company’s Strategic Direction

In its letter, Bow Street falsely claims that Mack-Cali has failed to honor the commitments that the Company made to its stockholders following the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), including the promise of a robust strategic alternatives process overseen by an independent special committee. These statements are false and misleading. Promptly after the 2019 Annual Meeting, the Mack-Cali Board formed the Shareholder Value Committee, which comprised four independent directors, including two directors nominated by Bow Street. Contrary to Bow Street’s baseless assertion, the Shareholder Value Committee was given full authority to conduct an independent review of the Company’s strategic direction and all available alternatives for maximizing stockholder value, including a potential sale of the Company or certain of its assets. The Shareholder Value Committee retained independent financial and legal advisors and was provided with all necessary resources to conduct a thorough strategic review.

Over the next several months, the Shareholder Value Committee, in consultation with its independent financial and legal advisors, conducted a comprehensive review of the Company’s strategy and all available alternatives for maximizing stockholder value. Upon completion of this process, the Shareholder Value Committee and its independent financial advisors, Goldman Sachs & Co. LLC, presented their recommendations to the Mack-Cali Board at its December 2019 meeting. The Shareholder Value Committee’s recommendations included the sale of the Company’s suburban assets and the creation of a new committee of the Board to assist management in evaluating any acquisition proposals that may be received by the Company.

Based on the recommendations of the Shareholder Value Committee and its financial advisors, the Mack-Cali Board determined to sell the Company’s entire suburban office portfolio and use the proceeds to pay down the Company’s corporate level, unsecured debt, as the Company publicly announced in its December 19, 2019 press release. The Board also determined to form a new Special Committee to oversee management in evaluating any acquisition proposals while continuing to explore ways to maximize stockholder value.

In its letter, Bow Street falsely claims that the Shareholder Value Committee was a special committee “in name only” and that it was “neutered by a narrow mandate that prohibited contact with prospective bidders,” which Bow Street claims was “in direct contradiction to the promises Mack-Cali made to the market.” These statements are highly misleading. While the Shareholder Value Committee’s mandate included considering a potential sale of the Company or certain of its assets as one of the alternatives for maximizing stockholder value, the Company never suggested that the Shareholder Value Committee was formed only to conduct a sale process, solicit offers or contact potential bidders. Rather, the Company made it clear from the outset that the Shareholder Value Committee’s mandate was to make recommendations to the full Board regarding opportunities to maximize stockholder value. The Board would then make a determination regarding the Company’s strategic direction, including the possibility of a potential sale.

Nor did the Company or any of its executives ever suggest, expressly or implicitly, that the Shareholder Value Committee continued to exist after its review was completed and its recommendations were presented to the Board in December 2019, as Bow Street falsely claims in its letter. Upon its receipt and discussion of the recommendations of the Shareholder Value Committee, the Board determined that the Shareholder Value Committee had completed its work and should be dissolved. However, the Board and its newly created Special Committee continue to consider and be guided by the Shareholder Value Committee’s recommendations regarding available alternatives for maximizing stockholder value.

Rizk Ventures Proposal Was Not a Credible Offer

In its letter, Bow Street attempts to mislead Mack-Cali stockholders by describing the indication of interest submitted by Rizk Ventures LLC (“Rizk Ventures”) in December 2019 as a credible offer from a reputable bidder. However, Rizk Ventures’ proposal was in fact an illusory offer from a party that did not have the financial wherewithal to complete a potential transaction, much like the self-interested proposal submitted by Bow Street prior to launching its 2019 proxy contest. Moreover, the Company believes that Rizk Ventures made its offer at the behest of, and in consultation with, Bow Street as part of Bow Street’s strategy designed to put the Company “in play” and force a precipitous sale process.

As the Company explained in its February 28, 2020 press-release, Rizk Ventures’ indication of interest did not include critical information that was necessary for the Mack-Cali Board to evaluate the proposal. Such information included, among other things, the proposed purchase price and form of consideration, transaction structure, the composition of the buyer group, and the proposed equity and debt financing sources. Despite the Company’s repeated requests, Rizk Ventures never provided the requested information.

In particular, although Bow Street’s letter describes UDR, Inc. as a member of the bidder “consortium,” it fails to mention that Rizk Ventures never provided any confirmation that UDR (or, for that matter, any other member of the so-called “Buyer Group” referenced in Rizk Ventures’ letters) was in fact prepared to participate in a potential transaction, despite the fact that Rizk Ventures’ indication of interest stated that 80% of the proposed consideration would consist of UDR stock. Moreover, on March 2, 2020, UDR issued a press release indicating that it had never engaged in any direct dialogue or correspondence with Mack-Cali, that any discussions that UDR may have had with Rizk Ventures regarding a potential transaction involving the Company were merely preliminary and that, as of February 7, 2020, UDR had ceased all such preliminary discussions with Rizk Ventures.

In our view, Bow Street’s attempts to portray Rizk Ventures’ illusory proposal as a credible offer raise serious doubts as to Bow Street’s own credibility as a self-proclaimed champion of stockholder value maximization.

Mack-Cali Board is Open to Acquisition Proposals

In its letter, Bow Street falsely states that, in addition to the Rizk Ventures proposal, at least four other prospective bidders expressed interest in acquiring Mack-Cali since January 2020 and claims that these prospective suitors were “serially rejected” by the Company. Although Bow Street cites a recent news article as its information source, these statements are outright lies. Other than the Rizk Ventures indication of interest, Mack-Cali has not received or rejected any acquisition proposals from any other suitors since the 2019 Annual Meeting. The Company believes that Bow Street’s repeated falsehoods about the Mack-Cali Board’s receipt and rejection of “credible” acquisition proposals constitute deliberate attempts to mislead stockholders, disparage the Board and management and shift investor and media attention from Bow Street’s self-interested agenda.

The Mack-Cali Board has repeatedly stated that it is open to all alternatives to maximize stockholder value, including a potential strategic transaction, and will consider all credible offers. In fact, the Board has formed the Special Committee to oversee management in reviewing any acquisition proposals that may be received by the Company.

However, the Board would not support a transaction that would shortchange Mack-Cali stockholders and prevent them from realizing the full value potential of their investment in the Company. Moreover, the Board believes that a failed sale process would seriously harm Mack-Cali’s business, including by causing significant management distraction and disrupting the Company’s relationships with its key employees, vendors and business partners.

The Board will start a strategic process, after the Company executes on its current strategy for optimizing the Company’s asset portfolio, including the substantial completion of the suburban office sale, as recommended by the Shareholder Value Committee. In the meantime, the Special Committee will assist the Board and management in evaluating any acquisition proposals or inquiries that may be received from any interested parties.

Consistent with this approach, representatives of the Special Committee and members of the Company’s management recently met with representatives of a highly reputable potential bidder (“Party A”), at Party A’s request, to discuss the possibility of a strategic transaction. While no offer was presented or discussed at the meeting, representatives of Party A expressed a continued interest in a potential transaction with the Company. Although Party A’s representatives indicated that, given the current state of the stock and credit markets, an offer would not be feasible at this time, they indicated that, as the markets stabilize, Party A would revisit the possibility of making a proposal.

Bow Street’s True Objective Remains the Same: To Force a Sale of the Company at Any Price

In its letter, Bow Street claims that it has nominated a slate of four additional director candidates to “facilitate a renewed focus on shareholder value” for the benefit of all Mack-Cali stockholders. In our view, these self-serving statements are intended to create the false impression that Bow Street’s strategic interests are aligned with those of other Mack-Cali stockholders.

In reality, we believe that Bow Street’s true objective has not changed since last year and that Bow Street is still attempting to force a sale of the Company or its premium assets at any price in order to exit its investment in the Company. Frustrated at its own inability to compel the Company to pursue Bow-Street’s self-serving agenda, Bow Street is now attempting to obtain control of the Mack-Cali Board in order to force such a “fire sale,” which would enable Bow Street to satisfy its own liquidity needs – which may have become even more pressing in the last few days due to the current precarious market situation – but would be detrimental to other Mack-Cali stockholders.

BofA Merrill Lynch is serving as financial advisor to Mack-Cali, and Greenberg Traurig, LLP and Seyfarth Shaw LLP are serving as legal counsel to the Company.

About Mack-Cali Realty Corporation

One of the country's leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout New Jersey. Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city's flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

Important Additional Information and Where to Find It

This Form 8-K may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”). The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting. The definitive proxy statement will contain important information about the Company, the Annual Meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC (when they become available) on the SEC’s website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS (WHEN THEY BECOME AVAILABLE) BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company will be set forth in the definitive proxy statement and other relevant solicitation materials filed by the Company. These documents (when they become available), and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at https://www.mack-cali.com.

Contacts:

Michael J. DeMarco	Deidre Crockett
Mack-Cali Realty Corporation	Mack-Cali Realty Corporation
Chief Executive Officer	Chief Administrative Officer
(732) 590-1589	(732) 590-1025
mdemarco@mack-cali.com	dcrockett@mack-cali.com

Media Contacts:
Andrew Siegel / Viveca Tress
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449